FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Second Quarter 2019 Financial Results and Business Update

-- Total revenues increased 22% over prior year to $102.6 million in second quarter --

-- Conference call today at 8:30 a.m. ET --

PARSIPPANY, N.J., August 8, 2019 - Pacira BioSciences, Inc. (Nasdaq: PCRX), a leading provider of innovative non-opioid pain management options, today reported financial results for the second quarter of 2019.

“During the second quarter, we made meaningful progress across key areas including commercial, clinical and corporate. We delivered yet another quarter of outstanding results highlighted by continued strong top-line growth, the addition of the novel ioverao® system to our commercial offering, and the enhancement of our leadership team with the addition of Max Reinhardt as our newly appointed President,” said Dave Stack, chairman and chief executive officer of Pacira BioSciences. “We continue to see robust growth for EXPAREL® (bupivacaine liposome injectable suspension) with growing penetration across a wide-range of soft tissue and orthopedic procedures and the shifting of inpatient procedures to the ambulatory setting through the expanding utilization of EXPAREL-based opioid-sparing protocols.”

“Looking ahead, EXPAREL continues to be well positioned for long-term market leadership as the only opioid-free, long-acting, local and regional analgesic approved for infiltration, field blocks and interscalene brachial plexus nerve block. We are also pleased with the progress we have made integrating ioverao into our commercial offering, which is expected to deliver accelerating accretion beginning in the second half of 2020.” added Mr. Stack.

Second Quarter 2019 Financial Results

•	Total revenues were $102.6 million in the second quarter of 2019, a 22 percent increase over the $84.1 million reported for the second quarter of 2018.

•	Total net product sales were $101.8 million in the second quarter of 2019, a 26 percent increase over the $80.7 million reported for the second quarter of 2018.

•
Net product sales of EXPAREL/bupivacaine liposome injectable suspension were $99.8 million in the second quarter of 2019, a 24 percent increase over the $80.7 million reported for the second quarter of 2018.

•	EXPAREL net product sales were $98.9 million in the second quarter of 2019, compared to $80.4 million in the second quarter of 2018. Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in animals were $0.9 million in the second quarter of 2019, compared to $0.3 million in the second quarter of 2018.

•
iovera° net product sales during the second quarter of 2019 were $2.0 million. Pacira began recognizing sales of iovera° in April 2019 after completing its acquisition of MyoScience, Inc., a privately held medical technology company.

•	Total operating expenses were $97.3 million in the second quarter of 2019, compared to $77.6 million in the second quarter of 2018.

•	GAAP net income was $2.7 million, or $0.06 per diluted share, in the second quarter of 2019, compared to $2.6 million, or $0.06 per diluted share, in the second quarter of 2018.

•	Non-GAAP net income was $17.5 million, or $0.41 per diluted share, in the second quarter of 2019, compared to $9.9 million, or $0.24 per diluted share, in the second quarter of 2018.

•
Pacira ended the second quarter of 2019 with cash, cash equivalents, short-term and long-term investments (“cash”) of $317.6 million. Cash provided by operations was $22.8 million in the second quarter of 2019, compared to $13.7 million in the second quarter of 2018.

See “Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP 2019 Financial Guidance” below.

Recent Business Highlights

•
Validation of EXPAREL Marketing Authorization Application from European Medicines Agency. In June, Pacira announced that the company’s Marketing Authorization Application (MAA) for EXPAREL for postsurgical analgesia was validated by the European Medicines Agency (EMA). With this validation, the Pacira application is complete and the EMA Committee for Medicinal Products for Human Use will now begin the review procedure with an opinion expected in the second half of 2020.

•
Appointment of former Johnson & Johnson executive, Max Reinhardt, as President. In June, Pacira announced the appointment of Max Reinhardt as the company’s president. Mr. Reinhardt will report to Dave Stack, chairman and chief executive officer of Pacira, and be responsible for overseeing all commercial and medical affairs functions at Pacira. Mr. Stack will maintain leadership of the overall Pacira corporate strategy.

•
New analysis shows use of EXPAREL associated with improved clinical and economic outcomes following hip replacement surgery. In June, Pacira announced new data on the use of EXPAREL following total hip arthroplasty (THA). The findings show that patients receiving EXPAREL had a significant reduction in opioid use, hospital length of stay and total hospitalization costs compared to THA patients who did not receive the product. The results were published in The Journal of Medical Economics.

•
Publication of pivotal study of EXPAREL as a single-dose interscalene brachial plexus nerve block in patients undergoing shoulder surgery. In June, Pacira announced the publication of its multinational Phase 3 study supporting the efficacy and safety of EXPAREL as a single-injection interscalene plexus nerve block in patients undergoing total shoulder arthroplasty or rotator cuff repair. The data, which provided the basis for FDA approval for this indication, were published in Pain Medicine.

•
Phase 4 study demonstrates superiority of EXPAREL plus bupivacaine versus bupivacaine alone in Cesarean Section procedures. In May 2019, Pacira announced full results from its Phase 4 study of EXPAREL administered via TAP field block in patients undergoing C-Section. EXPAREL achieved its primary endpoint with a statistically significant reduction in total postsurgical opioid consumption through 72 hours. EXPAREL also achieved statistical significance for reduction in pain intensity scores through 72 hours.

2019 Financial Guidance

Pacira updated its guidance for selling, general and administrative (SG&A) expense and reiterated its remaining guidance. For the full year 2019, the company currently expects:

•	EXPAREL net product sales in the range of $400 million to $410 million.

•	iovera° net product sales in the range of $8 million to $10 million.

•	Non-GAAP gross margins in the range of 75% to 76%.

•	Non-GAAP research and development (R&D) expense in the range of $60 million to $70 million.

•
Non-GAAP SG&A expense in the range of $180 million to $190 million versus the company’s previously guided range of $165 million to $175 million. Non-GAAP SG&A guidance was increased primarily due to the inclusion of commercial infrastructure costs for iovera°.

•	Stock-based compensation in the range of $30 million to $35 million.

About Pacira BioSciences

Pacira BioSciences, Inc. (Nasdaq: PCRX) is a leading provider of non-opioid pain management and regenerative health solutions dedicated to advancing and improving outcomes for health care practitioners and their patients. The company’s long-acting local analgesic, EXPAREL® (bupivacaine liposome injectable suspension) was commercially launched in the United States in April 2012. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. In April 2019, Pacira acquired the iovera° system, a handheld cryoanalgesia device used to deliver precise, controlled doses of cold temperature only to targeted nerves. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration in adults to produce postsurgical local analgesia and as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, August 8, 2019, at 8:30 a.m. ET. To participate in the conference call, dial 1-877-845-0779 and provide the passcode 3455027. International callers may dial 1-720-545-0035 and use the same passcode. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

For those unable to participate in the live call, a replay will be available at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) using the passcode 3455027. The replay of the call will be available for one week from the date of the live call. The webcast will be available on the Pacira website for approximately two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income, non-GAAP net income per share, non-GAAP cost of goods sold, non-GAAP gross margins, non-GAAP research and development (R&D) expense and non-GAAP selling, general and administrative (SG&A) expense, because such measures exclude milestone revenue, acquisition-related costs, stock-based compensation, amortization of debt discount, product discontinuation costs, the amortization of acquired intangible assets and an income tax benefit and step-up in basis of inventory in connection with the acquisition of MyoScience, Inc.

These measures supplement Pacira’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margins, R&D expense and SG&A expense outlook for 2019 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures, and a reconciliation of our GAAP to non-GAAP 2019 financial guidance for gross margins, R&D expense and SG&A expense.

Important Safety Information for Patients
EXPAREL should not be used in obstetrical paracervical block anesthesia.
In studies where EXPAREL was injected into the wound, the most common side effects were nausea, constipation, and vomiting.
In studies where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation.
EXPAREL is not recommended to be used in patients younger than 18 years old or in pregnant women.
Tell your healthcare provider if you have liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from your body.
EXPAREL should not be injected into the spine, joints, or veins.
The active ingredient in EXPAREL:

•	Can affect your nervous system and your cardiovascular system

•	May cause an allergic reaction

•	May cause damage if injected into your joints.

About iovera°

The iovera° system is used to destroy tissue during surgical procedures by applying freezing cold. It can also be used to produce lesions in peripheral nervous tissue by the application of cold to the selected site for the blocking of pain. It is also indicated for the relief of pain and symptoms associated with osteoarthritis of the knee for up to 90 days. In one study, the majority of the patients suffering from osteoarthritis of the knee experienced pain and system relief beyond 150 days.1 The iovera° system’s “1×90” Smart Tip configuration (indicating one needle which is 90 mm long) can also facilitate target nerve location by conducting electrical nerve stimulation from a separate nerve stimulator. The iovera° system is not indicated for treatment of central nervous system tissue.

Important Safety Information

The iovera° system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the counter analgesics.

Forward-Looking Statements

Any statements in this press release about the company’s future expectations, plans, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the ability to realize anticipated benefits and synergies from the acquisition of MyoScience; the ability to successfully integrate iovera° and MyoScience into the company’s existing business; the commercial success of iovera° and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

1Radnovich, R. et al. “Cryoneurolysis to treat the pain and symptoms of knee osteoarthritis: a multicenter, randomized, double-blind, sham-controlled trial.” Osteoarthritis and Cartilage (2017) p1-10.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$292,239	$383,454
Accounts receivable, net	41,147	38,000
Inventories, net	52,697	48,569
Prepaid expenses and other current assets	8,526	7,946
Total current assets	394,609	477,969
Long-term investments	25,362	25,871
Fixed assets, net	105,492	108,670
Right-of-use assets, net	36,494	—
Goodwill	100,538	62,040
Intangible assets, net	108,320	—
Equity investment and other assets	17,028	14,803
Total assets	$787,843	$689,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,347	$14,368
Accrued expenses	51,907	45,865
Lease liabilities	6,172	—
Convertible senior notes (1)	—	338
Contingent consideration	11,500	—
Income taxes payable	78	90
Total current liabilities	83,004	60,661
Convertible senior notes (2)	298,185	290,592
Lease liabilities	39,041	—
Contingent consideration	16,970	—
Other liabilities	8,993	16,874
Total stockholders’ equity	341,650	321,226
Total liabilities and stockholders’ equity	$787,843	$689,353

(1) Relates to our 3.25% convertible senior notes due 2019 that matured on February 1, 2019.
(2) Relates to our 2.375% convertible senior notes due 2022 that are not currently convertible.

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net product sales:
EXPAREL	$98,868	$80,430	$189,482	$154,464
Bupivacaine liposome injectable suspension	921	287	1,213	540
Total EXPAREL / bupivacaine liposome injectable suspension net product sales	99,789	80,717	190,695	155,004
iovera°	2,035	—	2,035	—
Total net product sales	101,824	80,717	192,730	155,004
Collaborative licensing and milestone revenue	—	3,000	—	3,000
Royalty revenue	780	390	1,187	710
Total revenues	102,604	84,107	193,917	158,714

Operating expenses:
Cost of goods sold	25,201	20,916	52,505	43,801
Research and development	17,827	12,239	32,210	26,617
Selling, general and administrative	49,126	44,249	96,431	88,439
Amortization of acquired intangible assets	1,770	—	1,770	—
Acquisition-related charges and product discontinuation, net	3,405	162	4,647	252
Total operating expenses	97,329	77,566	187,563	159,109
Income (loss) from operations	5,275	6,541	6,354	(395)

Other (expense) income:
Interest income	1,817	1,533	3,973	2,906
Interest expense	(5,878)	(5,397)	(11,691)	(10,553)
Other, net	(87)	(78)	(26)	(4)
Total other expense, net	(4,148)	(3,942)	(7,744)	(7,651)
Income (loss) before income taxes	1,127	2,599	(1,390)	(8,046)
Income tax benefit (expense)	1,603	(35)	1,349	(70)
Net income (loss)	$2,730	$2,564	$(41)	$(8,116)

Net income (loss) per share:
Basic net income (loss) per common share	$0.07	$0.06	$(0.00)	$(0.20)
Diluted net income (loss) per common share	$0.06	$0.06	$(0.00)	$(0.20)
Weighted average common shares outstanding:
Basic	41,384	40,796	41,312	40,751
Diluted	42,345	41,694	41,312	40,751

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net income (loss)	$2,730	$2,564	$(41)	$(8,116)

Non-GAAP adjustments:
Milestone revenue	—	(3,000)	—	(3,000)
Acquisition-related costs	3,357	—	4,570	—
Stock-based compensation	7,783	7,047	15,217	15,432
Amortization of debt discount	3,405	3,170	6,749	6,283
Amortization of acquired intangible assets	1,770	—	1,770	—
Product discontinuation costs	48	162	77	252
Income tax benefit in connection with acquisition	(1,828)	—	(1,828)	—
Recognition of step-up basis in inventory from acquisition	220	—	220	—
Total Non-GAAP adjustments	14,755	7,379	26,775	18,967

Non-GAAP net income	$17,485	$9,943	$26,734	$10,851

GAAP basic net income (loss) per common share	$0.07	$0.06	$(0.00)	$(0.20)
GAAP diluted net income (loss) per common share	$0.06	$0.06	$(0.00)	$(0.20)

Non-GAAP basic net income per common share	$0.42	$0.24	$0.65	$0.27
Non-GAAP diluted net income per common share	$0.41	$0.24	$0.63	$0.26

Weighted average common shares outstanding - basic	41,384	40,796	41,312	40,751
Weighted average common shares outstanding - diluted	42,345	41,694	42,231	41,641

Cost of goods sold reconciliation:
GAAP cost of goods sold	$25,201	$20,916	$52,505	$43,801
Recognition of step-up basis in inventory from acquisition	(220)	—	(220)	—
Stock-based compensation	(1,156)	(1,046)	(2,247)	(2,252)
Non-GAAP cost of goods sold	$23,825	$19,870	$50,038	$41,549

Research and development reconciliation:
GAAP research and development	$17,827	$12,239	$32,210	$26,617
Stock-based compensation	(1,257)	(951)	(2,475)	(1,648)
Non-GAAP research and development	$16,570	$11,288	$29,735	$24,969

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$49,126	$44,249	$96,431	$88,439
Stock-based compensation	(5,370)	(5,050)	(10,495)	(11,532)
Non-GAAP selling, general and administrative	$43,756	$39,199	$85,936	$76,907

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2019 Financial Guidance
(dollars in millions)
(unaudited)

GAAP to Non-GAAP Guidance	GAAP	Stock-Based Compensation and Other	Non-GAAP
EXPAREL net product sales	$400 to $410	—	—
iovera° net product sales (1)	$8 to $10	—	—
Gross margin	74% to 75%	Approx. 1%	75% to 76%
Research and development expense	$65 to $76	$5 to $6	$60 to $70
Selling, general and administrative expense	$202 to $214	$22 to $24	$180 to $190
Stock-based compensation	$30 to $35	—	—

(1) From the April 9, 2019 acquisition date onward.